Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Judith Pryor	Sridhar Ganesan
WorldSpace, Inc.	WorldSpace, Inc.
301-960-1242	301-960-2300
jpryor@worldspace.com	sganesan@worldspace.com

WORLDSPACE® REPORTS FIRST QUARTER 2007 RESULTS

Silver Spring, Md., May 10, 2007 – WORLDSPACE® Satellite Radio (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today announced results for the first quarter of 2007 ended March 31, 2007. The Company ended the quarter with 191,646 subscribers worldwide, a loss of 7,459 from the close of the prior quarter, reflecting low net additions in India and the expiration of its educational service contract in Kenya, accounting for 13,000 subscribers. In India, the Company added 8,344 net subscribers during the first quarter of 2007, ending the first quarter of 2007, with 170,354 subscribers in India, 52% higher than at the end of the first quarter of 2006.

Other highlights include:

¡	Agreed with our convertible note holders to a refinancing as follows:

→	Redemption of $50 million of the $155 million convertible notes for cash

→	$45 million in senior secured notes paying interest at LIBOR plus 6.5% per annum

→	$60 million in amended and restated secured convertible notes paying interest at 8% per annum and convertible into shares of Class A Common Stock at $4.25 per share

→	Warrants to acquire an aggregate amount of 2,647,059 shares of Class A Common Stock at $4.25 per share

¡	Signed an agreement with Telecom Italia to design and deploy a terrestrial repeater network in Italy

¡	Content highlights include:

→	The first ever WorldSpace Honours awards to best performing artists, announced during our Second Annual UPop@Abbey Road Sessions in London, UK, where over thirty artists recorded and airing ‘live’ from Studio 2, and

→	Introduction of two new WorldSpace-branded channels – Punchline (comedy) and Retro Radio (‘70s and ‘80s songs).

WorldSpace Chairman and CEO Noah Samara stated, “We are very pleased to have agreed to refinance our convertible notes a few weeks ago. The financial flexibility that this step allows is critical to our continued operational development. As we stated earlier, we are simultaneously finalizing a comprehensive review of our strategies and alternatives to drive growth in our key markets. It includes the launching of our mobile service in the Middle East and the build-out of the Italian business, as well as enhancing the long-term value proposition of WorldSpace’s global satellite radio business. We are also in active strategic alliance discussions that would capitalize on our existing assets and infrastructure while enabling us to develop meaningful businesses in the key markets on a more rationalized cost basis.”

Subscriber Growth

Gross subscriber adds of 29,298 in India were down from 38,908 over the fourth quarter of 2006, and net additions in India of 8,344 were down 65% from the fourth quarter of 2006, as the Company transitioned its marketing efforts during the first quarter of 2007. Subscriber declines outside of India primarily reflected the expiration of the company’s contract with Kenya Institute of Education on January 1, 2007.

The Company continued to experience high churn rates in the first quarter in India. As of the end of the first quarter, about 54% of subscribers who came up for renewal during 2007 had renewed their subscriptions to a six- month or higher package on a pre-paid basis.

Revenue

For the first quarter of 2007, WorldSpace reported revenues of approximately $3.0 million, compared with approximately $3.5 million for the first quarter of 2006. Subscription revenue was approximately $1.8 million for the first quarter of 2007, an increase of 14% compared with approximately $1.6 million for the first quarter of 2006. On a sequential basis, subscription revenues in the first quarter of 2007 were 7% lower than the $2.0 million recorded in the fourth quarter of 2006.

Net Loss and EBITDA Loss

WorldSpace recorded a net loss for the first quarter of 2007 of $35.5 million, or $0.91 per share, compared with a net loss of $29.2 million, or $0.79 per share for the first quarter of 2006. WorldSpace had an EBITDA (earnings before interest income, interest expense, income taxes, depreciation and amortization) loss of $23.4 million for the first quarter of 2007, compared with an EBITDA loss of $31.2 million for the first quarter of 2006.

SAC and CPGA

Subscriber Acquisition Costs (SAC) were $33 in the first quarter of 2007 both on a blended basis and in India, compared to $23 and $32 on a blended basis (India and rest of world) and in India, respectively, for the fourth quarter of 2006. Cost Per Gross Addition (CPGA) decreased in the quarter to $71 on a blended basis, down from the $154 CPGA in the prior quarter, reflecting the temporary slowdown in marketing expenses in India in conjunction with the re-evaluation of strategic approaches. In India, the CPGA decreased to $68 for the first quarter of 2007 from $164 in the fourth quarter of 2006. WorldSpace’s CPGA is the fully-loaded cost to acquire each new subscriber, including SAC, as well as advertising and marketing expenses. SAC also represents a subsidy on equipment sales.

	Three months ended March 31,
	2007	2006
SAC (2)	$33	$41
SAC(India)	33	42
SAC(ROW)	0	0

CPGA (3)	$71	$135
CPGA(India)	68	128
CPGA(ROW)	104	202

CPGA expense (in millions)	$2.1	$6.3
CPGA(India)	1.9	5.7
CPGA(ROW)	0.2	0.6

Conference Call

WorldSpace plans to hold a conference call to discuss these results and other corporate developments on Thursday, May 10, 2007 at 4:30 pm. The call will also be available as a webcast, which can be accessed via the Company’s website, www.worldspace.com, by following the links to investor relations and webcasts. To participate in the call, please dial 1-800-299-7928, using passcode 20758510; internationally, the call may be accessed by dialing 1-617-614-3926, using the same passcode. The call will be available as an archived webcast beginning approximately one hour after completion in the investor relations section of the Company’s website.

Non GAAP Reconciliation

Earnings before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The Company believes EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. Accordingly, the Company believes that EBITDA provides helpful information about the operating performance of its business, apart from the expenses associated with its physical assets or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry, although the Company’s measure of EBITDA may not be identical to similarly titled measures of other companies. EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net loss to EBITDA has been provided in this release.

About WORLDSPACE® Satellite Radio

Based in the Washington, DC metropolitan area, WorldSpace, Inc. (Nasdaq: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN International, Virgin Radio UK, NDTV and RFI.

WORLDSPACE’s satellites cover two-thirds of the earth’s population with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage areas. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit http://www.WORLDSPACE.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

RESULTS OF OPERATIONS:

	Three Months Ended March 31,
	2007	2006
	(unaudited, in thousands)
STATEMENT OF OPERATIONS DATA:
REVENUE:
Subscription revenue	$1,820	$1,602
Equipment revenue	479	1,076
Other revenue	747	802

Total revenue	3,046	3,480

OPERATING EXPENSES:
Satellite and transmission, programming and other	7,369	7,285
Cost of equipment	1,754	3,156
Research and development	95	654
Selling and marketing	2,495	6,560
General and administrative	14,279	16,657
Depreciation and amortization	14,597	14,746

Total operating expenses	40,589	49,058

Loss from Operations	(37,543)	(45,578)

OTHER INCOME (EXPENSE):

Interest income	2,293	2,946

Interest expense	(2,287)	(2,299)

Other	(457)	(370)

Total other income (expense)	(451)	277

Loss before income taxes	(37,994)	(45,301)
Income tax benefit (provision)	2,460	16,107

Net loss	$(35,534)	$29,194

	Three months ended March 31,
	2007	2006
PER SHARE DATA – Basic and Diluted:
Net Loss per share	$(0.91)	$(0.79)

Weighted Average Number of Shares Outstanding	39,012,096	36,928,965

	Three months ended March 31,
	2007	2006
Net Subscriber Additions	(7,459)	38,131
India	8,344	37,149
Rest of World (“ROW”)	(15,803)	982

Total EOP Subs	191,646	153,437
India	170,354	111,723
ROW	21,292	41,714

ARPU (1)	$3.19	$3.93
ARPU (India)	2.94	3.06
ARPU (ROW)	5.07	5.90

SAC (2)	$33	$41
SAC(India)	33	42
SAC(ROW)	0	0

CPGA (3)	$71	$135
CPGA(India)	68	128
CPGA(ROW)	104	202

EBITDA (4)	$(23,403)	$(31,202)

SELECTED BALANCE SHEET DATA:

	As of
	March 31, 2007	December 31, 2006
	(Unaudited, In thousands)
Cash and cash equivalents	$29,037	$27,565
Restricted cash and marketable securities	115,440	143,763
Satellites and related systems, net	332,497	345,046
Total assets	527,281	568,645
Total debt (including current portion)	155,372	155,368
Contingent royalty obligation	1,814,175	1,814,175
Total liabilities	2,168,566	2,172,000
Minority interest	262	304
Total shareholders’ deficit	(1,641,547)	(1,603,659)

EBITDA reconciliation:

	Three months ended March 31,
	2007	2006
	(Unaudited, in thousands)
Reconciliation of Net Loss to EBITDA
Net Loss as reported	$(35,534)	$(29,194)
Addback non-EBITDA items included in net loss:

Interest income	(2,293)	(2,946)

Interest expense	2,287	2,299

Depreciation & amortization	14,597	14,746

Deferred income taxes benefit	(2,460)	(16,107)

EBITDA	$(23,403)	$(31,202)

Notes:

[1]

Average Revenue per User (ARPU) is derived from the total of monthly earned subscription revenue (net of promotion and rebates) divided by the monthly average number of subscribers for the period reported. ARPU is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles.

[2]

Subscriber Acquisition Cost (SAC) includes the negative margins from equipment sales to end customers, but does not include ongoing loyalty payments to retailers and distribution partners, and payments under revenue sharing arrangements to content providers.

[3]

Cost per Gross Addition (CPGA) includes amounts in SAC described above, as well as advertising, media and other discretionary marketing expenses, but does not include headcount related to sales and marketing staff.